Exhibit 2.1

FIRST AMENDMENT

TO

BUSINESS COMBINATION AGREEMENT

This First Amendment (“First Amendment”) to the Business Combination Agreement (as defined below) is made and entered into as of March 6, 2025, by and among (i) Alps Life Sciences Inc, a Cayman Islands exempted company (“Alps Holdco”); (ii) Globalink Investment Inc., a Delaware corporation (“Parent”), (iii) GL Sponsor LLC, a Delaware limited liability company, in the capacity as the representative from and after the Effective Time (as defined in the Business Combination Agreement) other than Alps Holdco Shareholders (as defined in the Business Combination Agreement) as of immediately prior to the Effective Time and their successors and assignees) in accordance with the terms and conditions of the Business Combination Agreement (the “Parent Representative”), and (iv) Dr. Tham Seng Kong, an individual, in the capacity as the representative from and after the Effective time for Alps Holdco Shareholders (as defined in the Business Combination Agreement) as of immediately prior to the Effective Time in accordance with the terms and conditions of the Business Combination Agreement (the “Seller Representative”). Capitalized terms used but not defined herein shall have the meanings ascribed to them in the Business Combination Agreement (defined below).

RECITALS:

WHEREAS, Alps Global Holding Pubco, a Cayman Islands exempted company (“Pubco”), Alps Biosciences Merger Sub, a Cayman Islands exempted company and a wholly owned subsidiary of Pubco (“Merger Sub”), Alps Holdco, Parent, Parent Representative and Seller Representative have entered into that certain Amended and Restated Business Combination Agreement, dated as of May 20, 2024 (the “Original Agreement,” and as further amended, including by this First Amendment, the “Business Combination Agreement”);

WHEREAS, Section 13.2 of the Business Combination Agreement provides that the Business Combination Agreement may be amended, supplemented or modified only by execution of a written instrument signed by each of Parent, Alps Holdco, the Parent Representative and the Seller Representative; and

WHEREAS, the Parties now desire to amend the Original Agreement to, among other matters, remove the Earn-out Shares (as defined in the Original Agreement).

NOW, THEREFORE, in consideration of the foregoing and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, and in accordance with the terms of the Business Combination Agreement, the Parties hereto, intending to be legally bound, do hereby acknowledge and agree as follows:

1.	Amendments to Business Combination Agreement.

(a) The defined term “Earn-out Shares” in Section 1.1 of the Original Agreement is deleted in its entirety.

(b) Section 4.3 of the Original Agreement is hereby deleted in its entirety and replaced with the following:

“(a) Exchange Fund. On the Closing Date, Reincorporation Merger Surviving Company shall deposit, or shall cause to be deposited, with Continental Stock Transfer & Trust Company (the “Exchange Agent”) (i) for the benefit of the Alps Holdco Shareholders, for exchange in accordance with this ARTICLE IV, the number of Reincorporation Merger Surviving Company Ordinary Shares sufficient to deliver the aggregate Merger Consideration Shares (less the Escrow Shares, which will be deposited in the Escrow Account in accordance with Section 3.10) (such Reincorporation Merger Surviving Company Ordinary Shares, the “Exchange Fund”), and (ii) for the benefit of the Parent stockholders immediately prior to the Reincorporation Merger Effective Time, for exchange in accordance with Section 2.6, such number of Reincorporation Merger Surviving Company Ordinary Shares equal to the number of issued and outstanding shares of Parent Common Stock (other than the Parent Excluded Shares and shares of Parent Common Stock redeemed pursuant to Section 8.5(f)). Reincorporation Merger Surviving Company shall cause the Exchange Agent, pursuant to irrevocable instructions, to pay the Merger Consideration Shares out of the Exchange Fund in accordance with the Consideration Spreadsheet and the other applicable provisions contained in this Agreement. The Exchange Fund shall not be used for any other purpose other than as contemplated by this Agreement.

(b) Exchange Procedures. As soon as practicable following the Effective Time, and in any event within two (2) Business Days following the Effective Time (but in no event prior to the Effective Time), Reincorporation Merger Surviving Company shall cause the Exchange Agent to deliver to each Alps Holdco Shareholder, as of immediately prior to the Effective Time, represented by certificate or book-entry, a letter of transmittal and instructions for use in exchanging such Alps Holdco Shareholder’s Alps Holdco Ordinary Shares for such Alps Holdco Shareholder’s Pro Rata Share of the Merger Consideration Shares (less the Escrow Shares) from the Exchange Fund, and which shall be in form and contain provisions which Reincorporation Merger Surviving Company may specify and which are reasonably acceptable to Alps Holdco) (a “Letter of Transmittal”), and promptly following receipt of a Alps Holdco Shareholder’s properly executed Letter of Transmittal, update the Reincorporation Merger Surviving Company’s register of members accordingly and deliver such Alps Holdco Shareholder’s Pro Rata Share of the Merger Consideration Shares to such Alps Holdco Shareholder.

(c) Termination of Exchange Fund. Any portion of the Exchange Fund relating to the Merger Consideration Shares and any Escrowed Property disbursed to the Escrow Agent in accordance with the Escrow Agreement that remains undistributed to the Alps Holdco Shareholders for two (2) years after the Effective Time shall be delivered to Reincorporation Merger Surviving Company, upon demand, and any Alps Holdco Shareholders who have not theretofore complied with this Section 4.3 shall thereafter look only to Reincorporation Merger Surviving Company for their portion of the Merger Consideration Shares. Any portion of the Exchange Fund remaining unclaimed by Alps Holdco Shareholders as of a date which is immediately prior to such time as such amounts would otherwise escheat to or become property of any Authority shall, to the extent permitted by applicable Law, become the property of Reincorporation Merger Surviving Company free and clear of any claims or interest of any person previously entitled thereto.”

(c) Section 4.5 of the Original Agreement is hereby deleted in its entirety.

(d) Section 4.6 of the Original Agreement is hereby deleted in its entirety and replaced with the following:

“4.6 Adjustment. The Merger Consideration Shares and Conversion Ratio shall be adjusted to reflect appropriately the effect of any stock split or share subdivision, reverse stock split or share consolidation, share dividend or bonus issue of shares or share capitalization, recapitalization, reclassification, combination, exchange of shares or other like change with respect to Reincorporation Merger Surviving Company Ordinary Shares occurring prior to the date the Merger Consideration Shares are issued.”

(e) Section 4.9 of the Original Agreement is hereby deleted in its entirety and replaced with the following:

“4.9 Lost, Stolen or Destroyed Certificates. Notwithstanding the foregoing, if any Alps Holdco Share Certificate shall have been lost, stolen or destroyed, then upon the making of a customary affidavit of that fact by the Person claiming such Alps Holdco Share Certificate to be lost, stolen or destroyed in a form reasonably acceptable to Reincorporation Merger Surviving Company, the Exchange Agent shall issue, in exchange for such lost, stolen or destroyed Alps Holdco Share Certificate, the portion of the Merger Consideration Shares to be paid in respect of the Alps Holdco Ordinary Shares formerly represented by such Alps Holdco Share Certificate as contemplated under this ARTICLE IV.”

(f) Section 7.5(f) of the Original Agreement is hereby deleted in its entirety and replaced with the following:

“Parent and Pubco, with the assistance of Alps Holdco, shall use their reasonable efforts to cause the Registration Statement and the Proxy Statement to “clear” comments from the SEC and the Registration Statement to become effective as promptly as reasonably practicable thereafter. As soon as practicable after the Registration Statement and the Proxy Statement is “cleared” by the SEC, Parent shall cause the Proxy Statement, together will all other Offer Documents, to be disseminated to holders of shares of Parent Common Stock. The Offer Documents shall provide the public stockholders of Parent with the opportunity to redeem all or a portion of their public shares of Parent Common Stock at a price per share equal to the pro rata share of the funds in the Trust Account, up to that number of shares of Parent Common Stock that would permit Parent to maintain consolidated net tangible assets of at least $5,000,001 upon the consummation of the Mergers (the “Net Tangible Assets Requirement”) unless Pubco (i) satisfies the initial listing requirements of the NASDAQ Global Market and receives approval for listing on the NASDAQ Global Market in connection with the Business Combination, or (ii) satisfies the listing requirements of the Nasdaq Capital Market and receives approval for listing on the NASDAQ Capital Market, in which cases the Net Tangible Asset Requirement shall not apply. All such redemptions shall be conducted in accordance with and as required by Parent’s amended and restated certificate of incorporation, as amended, the Trust Agreement, applicable Law and any applicable rules and regulations of the SEC. In accordance with Parent’s amended and restated certificate of incorporation, as amended, the proceeds held in the Trust Account will first be used for the redemption of the shares of Parent Common Stock held by Parent’s public stockholders who have elected to redeem such shares.”

(g) Section 9.5 of the Original Agreement is hereby deleted in its entirety and replaced with the following:

“Parent Public Filings; NASDAQ. During the Interim Period, Parent will keep current and timely file all of its public filings with the SEC and otherwise comply in all material respects with applicable securities Laws, and shall use commercially reasonable efforts prior to the Closing to maintain the listing of the Parent Common Stock, Parent Public Units, the Parent Public Rights and the Parent Public Warrants on NASDAQ. During the Interim Period, Alps Holdco shall use commercially reasonable efforts to cause (a) Pubco’s initial listing application with NASDAQ in connection with the transactions contemplated by this Agreement to have been approved; (b) all applicable initial and continuing listing requirements of NASDAQ to be satisfied; and (c) the Reincorporation Merger Surviving Company Ordinary Shares, including the Merger Consideration Shares, and the Reincorporation Merger Surviving Company Warrants to be approved for listing on NASDAQ, subject to official notice of issuance, in each case, as promptly as reasonably practicable after the date of this Agreement and in any event prior to the Effective Time.”

(h) Section 10.1(d) of the Original Agreement is hereby deleted in its entirety and replaced with the following:

“After giving effect to any redemption of shares of Parent Common Stock in connection with the transactions contemplated by this Agreement, Pubco shall have net tangible assets of at least $5,000,001 upon consummation of the Mergers. Notwithstanding the foregoing, the Net Tangible Assets Requirement shall not apply if Pubco (i) satisfies the initial listing requirement of the NASDAQ Global Market and receives approval for listing on the NASDAQ Global Market in connection with the Business Combination; or (ii) satisfies the listing requirements of the NASDAQ Capital Market and receives approval for listing on the NASDAQ Capital Market “

(i) Section 13.21(a) of the Original Agreement is hereby deleted in its entirety and replaced with the following:

“Each Alps Holdco Shareholder, by delivery of a Letter of Transmittal, on behalf of itself and its successors and assigns, hereby irrevocably constitutes and appoints Dr. Tham Seng Kong, in his capacity as the Seller Representative, as the true and lawful agent and attorney-in-fact of such Persons with full powers of substitution to act in the name, place and stead of thereof with respect to the performance on behalf of such Person under the terms and provisions of this Agreement and the Additional Agreements to which the Seller Representative is a party or otherwise has rights in such capacity (together with this Agreement, the “Seller Representative Documents”), as the same may be from time to time amended, and to do or refrain from doing all such further acts and things, and to execute all such documents on behalf of such Person, if any, as the Seller Representative will deem necessary or appropriate in connection with any of the transactions contemplated under the Seller Representative Documents, including: (i) managing, controlling, defending and settling on behalf of an Indemnifying Party any indemnification claims against any of them under ARTICLE XII, including controlling, defending, managing, settling and participating in any Third-Party Claim thereunder; (ii) acting on behalf of such Person under the Escrow Agreement; (iii) terminating, amending or waiving on behalf of such Person any provision of any Seller Representative Document (provided, that any such action, if material to the rights and obligations of the Alps Holdco Shareholders in the reasonable judgment of the Seller Representative, will be taken in the same manner with respect to all Alps Holdco Shareholders unless otherwise agreed by each Alps Holdco Shareholder who is subject to any disparate treatment of a potentially material and adverse nature); (iv) signing on behalf of such Person any releases or other documents with respect to any dispute or remedy arising under any Seller Representative Document; (v) employing and obtaining the advice of legal counsel, accountants and other professional advisors as the Seller Representative, in its reasonable discretion, deems necessary or advisable in the performance of its duties as the Seller Representative and to rely on their advice and counsel; (vi) incurring and paying reasonable costs and expenses, including fees of brokers, attorneys and accountants incurred pursuant to the transactions contemplated hereby, and any other reasonable fees and expenses allocable or in any way relating to such transaction or any indemnification claim, whether incurred prior or subsequent to Closing; (vii) receiving all or any portion of the consideration provided to the Alps Holdco Shareholders under this Agreement and to distribute the same to the Alps Holdco Shareholders in accordance with their Pro Rata Share; and (viii) otherwise enforcing the rights and obligations of any such Persons under any Seller Representative Document, including giving and receiving all notices and communications hereunder or thereunder on behalf of such Person. All decisions and actions by the Seller Representative, including any agreement between the Seller Representative and the Parent Representative, Parent or any Indemnified Party relating to the defense or settlement of any claims for which an Indemnifying Party may be required to indemnify an Indemnified Party pursuant to ARTICLE XII, shall be binding upon each Alps Holdco Shareholder and their respective successors and assigns, and neither they nor any other party shall have the right to object, dissent, protest or otherwise contest the same. The provisions of this Section 13.21 are irrevocable and coupled with an interest. The Seller Representative hereby accepts its appointment and authorization as the Seller Representative under this Agreement.”

2. Miscellaneous. Except as expressly provided in this First Amendment, all of the terms and provisions in the Original Agreement and the Additional Agreements are and shall remain unchanged and in full force and effect, on the terms and subject to the conditions set forth therein. This First Amendment does not constitute, directly or by implication, an amendment or waiver of any provision of the Original Agreement or any Additional Agreement, or any other right, remedy, power or privilege of any party, except as expressly set forth herein. Any reference to the Business Combination Agreement in the Business Combination Agreement or any other agreement, document, instrument or certificate entered into or issued in connection therewith shall hereinafter mean the Original Agreement, as amended by this First Amendment (or as the Business Combination Agreement may be further amended or modified after the date hereof in accordance with the terms thereof). The Original Agreement, as amended by this First Amendment, and the documents or instruments attached hereto or thereto or referenced herein or therein, constitutes the entire agreement between the parties with respect to the subject matter of the Business Combination Agreement, and supersedes all prior agreements and understandings, both oral and written, between the parties with respect to its subject matter. If any provision of the Original Agreement is materially different from or inconsistent with any provision of this First Amendment, the provision of this First Amendment shall control, and the provision of the Original Agreement shall, to the extent of such difference or inconsistency, be disregarded. Sections 13.1 through 13.8, and 13.10 through 13.21 of the Original Agreement are hereby incorporated herein by reference as if fully set forth herein, and such provisions apply to this First Amendment as if all references to the “Agreement” contained therein were instead references to this First Amendment.

[Remainder of Page Intentionally Left Blank; Signature Pages Follow]

IN WITNESS WHEREOF, each party hereto has caused this First Amendment to be signed and delivered by its respective duly authorized officer as of the date first written above.

Parent:

GLOBALINK INVESTMENT INC.

By:	/s/ Say Leong Lim
Name:	Say Leong Lim
Title:	Chairman & CEO

Alps Holdco:

ALPS LIFE SCIENCES INC

By:	/s/ Tham Seng Kong
Name:	Dr. Tham Seng Kong
Title:	Chief Executive Officer and Director

Parent Representative:

GL SPONSOR LLC, in the capacity as the Parent Representative

By:	/s/ Yan Xun Ng
Name:	Yan Xun Ng
Title:	Manager

Seller Representative:

/s/ Tham Seng Kong
Dr. Tham Seng Kong, in the capacity as the Seller Representative

[Signature Page to First Amendment]